Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
March 16, 2004	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES FOURTH QUARTER

AND YEAR-END RESULTS

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today announced results for its fourth quarter and year ended December 31, 2003.

For the fourth quarter, Tipperary reported a net loss of $2,224,000, or 6 cents per share, on revenue of $1,489,000 compared with a net loss of $665,000, or 2 cents per share, on revenue of $1,364,000 in the fourth quarter of 2002. Results included a $924,000 gain for the recovery of bad debt and a $293,000 loss for the write-down of domestic oil and gas properties. During the fourth quarter of 2002, the Company recorded a gain of $1,400,000 associated with the sale of undeveloped properties.

For the full year, the Company reported a net loss of $15,369,000, or 39 cents per share, on revenue of $6,253,000 compared with a net loss of $4,811,000, or 12 cents per share, on revenue of $4,940,000 for the year ended December 31, 2002.

Results for 2003 were affected by a $5,069,000 write-off of deferred financing costs associated with prepayment of the Company’s $22 million loan with TCW Asset Management Company and $2,679,000 related to the write-down of domestic oil and gas properties. During 2002, the Company recorded $2,166,000 in gains associated with the sale of two undeveloped domestic properties and the recovery of $282,000 of prepaid drilling costs.

Total gas volumes sold in 2003 were 4,254,000 Mcf, an increase of 13% versus volumes of 3,765,000 Mcf sold in 2002. The increase was primarily due to greater gas sales from the Company’s Comet Ridge project in Queensland, Australia. For the fourth quarter, gas sales were 922,000 Mcf compared with 1,081,000 Mcf in the same quarter last year.

“While not reflected in our net financial results, fiscal 2003 was a productive year in terms of advancement on our core Comet Ridge coalseam gas project,” said David Bradshaw, president and CEO. “Australian gas revenues and proved reserves increased 43% and 64%, respectively, over prior year figures. Moreover, we completed significant additions to compression and dehydration capacity, which will prepare us for future sales increases.

“As we have previously stated, our efforts in Australia have been ‘start-up’ in nature and have required significant up-front investment in both time and capital. This is not unusual for significant field discoveries in Australia, and we believe these commitments have helped position us to capitalize on an important long-term opportunity. Demand for natural gas throughout eastern Australia is growing, and according to industry reports, conventional onshore gas reserves are expected to decline in the coming years. Financing provided by our majority shareholder and its affiliates during 2003 has allowed us to aggressively pursue these development and marketing opportunities.”

Continued on page 2

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73% capital interest and a 69.52% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 200,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 695,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-KSB for the year ended December 31, 2002, and a forthcoming 10-K for the year ended December 31, 2003, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP

(Thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Revenue	$1,489	$1,364	$6,253	$4,940
Net loss	$(2,224)	$(665)	$(15,369)	$(4,811)
Net loss per common share	$(.06)	$(.02)	$(.39)	$(.12)
Weighted average shares outstanding - Basic and Diluted	39,221	39,221	39,221	39,123

OPERATING DATA

	Three Months Ended		Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net gas production (Mmcf)	922	1,081	4,254	3,765
Avg. gas price per Mcf	$1.61	$1.26	$1.47	$1.25

###

CONTACTS:

Tipperary Corporation	Pfeiffer High Public Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com

2